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                                                                     Exhibit 4.3

                             FIRST AMENDMENT DATED
                              AS OF MAY 16, 1994
                              TO CREDIT AGREEMENT
                           DATED AS OF JUNE 1, 1993


      THIS AMENDMENT, dated as of May 16, 1994, is entered into among AAR CORP., a Delaware corporation (the "Borrower"), the financial institutions (the "Lenders") signatory to the hereinafter defined Agreement, CONTINENTAL BANK, N.A. ("Continental") as agent (the "Agent") for the Lenders.

                                   RECITALS:

      A. The Borrower, the Lenders and the Agent have entered into that certain Credit Agreement dated as of June 1, 1993 (said Credit Agreement shall hereinafter be referred to as the "Agreement"; the terms defined in the Agreement and not otherwise defined herein shall be used herein as defined in the Agreement).

      B. The Borrower, the Lenders and the Agent wish to amend certain provisions of the Agreement.

      C.  Therefore, the parties hereto agree as follows:

      1.  AMENDMENTS TO THE AGREEMENT.

            1.1 ARTICLE I OF THE AGREEMENT. ARTICLE I of the Agreement is amended by adding the following term and definition in proper alphabetical sequence:

      "Foreign Accounts" means Accounts, as defined in Section 6.13, with respect to which the obligor is a Person which is (i) organized under the laws of a jurisdiction other than the United States of America, any State of the United States of America or the District of Columbia, in the case of a Person which is not a natural person, or (ii) a citizen of a country other than the United States of America, in the case of a natural person.

            1.2 SECTION 5.9 OF THE AGREEMENT. Section 5.9 of the Agreement is amended by deleting the amount "$5,000,000" in line 2 thereof and by substituting the amount "$10,000,000" in its place.

            1.3 SECTION 6.1 OF THE AGREEMENT. Section 6.1 of the Agreement is amended by inserting the words "or Treasurer" after the phrase "the Borrower's chief financial officer" wherever such phrase appears in clauses
(ii), (iii), (iv), (v) and (vii).



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            1.4  SECTION 6.13 OF THE AGREEMENT.  Section 6.13(c) of the
Agreement is amended to read in its entirety as follows:

            (c) The Borrower or any Subsidiary may sell or otherwise dispose of its Foreign Accounts to any Person for the purpose of collection, provided that the aggregate face amount of all such Foreign Accounts so transferred by the Borrower and its Subsidiaries during any fiscal year of the Borrower shall not exceed an amount equal to 15% of the gross Accounts of the Borrower and its Subsidiaries as of the last day of the Borrower's immediately preceding fiscal year and determined from the Borrower's consolidated balance sheet delivered pursuant to Section 6.1(i).

            1.5 SECTION 6.22 OF THE AGREEMENT. Section 6.22 of the Agreement is amended by deleting the amount "$160,000,000" and by substituting the amount "$155,000,000" in its place.

            1.6 SECTION 7.11 OF THE AGREEMENT. Section 7.11 of the Agreement is amended by deleting the amount "$5,000,000" in line 2 thereof and by substituting the amount "$10,000,000" in its place.

      2. WARRANTIES. To induce the Lenders to enter into this Amendment, the Borrower warrants that:

            2.1 AUTHORIZATION. The Borrower is duly authorized to execute and deliver this Amendment and is and will continue to be duly authorized to borrow monies under the Agreement, as amended hereby, and to perform its obligations under the Agreement, as amended hereby.

            2.2 NO CONFLICTS. The execution and delivery of this Amendment and the performance by the Borrower of its obligations under the Agreement, as amended hereby, do not and will not conflict with any provision of law or of the charter or by-laws of the Borrower or of any agreement binding upon the Borrower.

            2.3 VALIDITY AND BINDING EFFECT. The Agreement, as amended hereby, is a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors' rights or by general principles of equity limiting the availability of equitable remedies.

      3.  CONDITIONS PRECEDENT TO AMENDMENTS.  The amendments contemplated by
Section 1 hereof are subject to the satisfaction of each of the following conditions precedent:





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            3.1  DOCUMENTATION.  The Borrower shall have delivered to the
Agent all of the following, each duly executed and dated the date hereof, in form and substance satisfactory to the Agent:

            (a) CERTIFICATE. A certificate of the president, chief financial officer or Treasurer of the Borrower as to the matters set out in Sections 3.2 and 3.3 hereof.

            (b) OTHER. Such other documents as the Agent may reasonably request.

            3.2 NO DEFAULT. As of the date hereof, no Event of Default or Unmatured Event of Default shall have occurred and be continuing.

            3.3 WARRANTIES. As of the date hereof, the warranties in Section 5 of the Agreement and in Section 2 of this Amendment shall be true and correct as though made on such date, except for such changes as are specifically permitted under the Agreement.

      4.  GENERAL

            4.1 EXPENSES. The Borrower agrees to pay the Agent, upon demand for all reasonable expenses, including reasonable attorneys' and legal assistants' fees incurred by the Agent in connection with the preparation, negotiation and execution of this Amendment, and any document required to be furnished therewith.

            4.2 LAW. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF ILLINOIS.

            4.3 SUCCESSORS. This Amendment shall be binding upon the Borrower, the Agent and the Lenders and their respective successors and assigns, and shall inure to the benefit of the Borrower, the Agent and the Lenders and their successors and assigns.

            4.4 CONFIRMATION OF THE AGREEMENT. Except as amended hereby, the Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects.

            4.5 REFERENCES TO THE AGREEMENT. Each reference in the Agreement to "this Agreement," "hereunder," "hereof," or words of like import, and each reference to the Agreement in any and all instruments or documents provided for in the Agreement or delivered or to be delivered thereunder or in connection therewith, shall, except where the context otherwise requires, be deemed a reference to the Agreement, as amended hereby.


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      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered at Chicago, Illinois by their respective officers thereunto duly authorized as of the date first written above.

                                          AAR CORP.

                                           By:
                                               --------------------------------

                                           Title:
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                                           CONTINENTAL BANK N.A., as a Lender
                                           and as Agent

                                           By:
                                               --------------------------------

                                           Title:
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